UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 5, 2015
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GENERAL MOTORS COMPANY
(Exact Name of Registrant as Specified in its Charter)
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DELAWARE (State or other jurisdiction of incorporation)	001-34960 (Commission File Number)	27-0756180 (I.R.S. Employer Identification No.)
300 Renaissance Center, Detroit, Michigan (Address of Principal Executive Offices)	48265-3000 (Zip Code)

(313) 556-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Linda R. Gooden was elected to the Board of Directors (the “Board”) of General Motors Company (“GM”) as of February 5, 2015. Ms. Gooden has not been named to any committees of the Board. The Board of Directors has determined that Ms. Gooden is an independent director under New York Stock Exchange listing standards and GM’s independence guidelines, as set forth in its Corporate Governance Guidelines (available on GM’s Web site at www.gm.com/investor, under “Corporate Governance”).

Like the other non-employee members of the Board, Ms. Gooden will receive an annual retainer of $250,000 for her service on the Board (prorated to reflect the date her service on the Board begins in 2015), as well as the use of up to two company vehicles and personal accident insurance.

Under the General Motors Company Deferred Compensation Plan for Non-Employee Directors, Ms. Gooden is required to defer 50% of her annual Board retainer into share units of GM Common Stock and may elect to defer all or 50% of her remaining Board compensation in additional deferred share units of GM Common Stock. Amounts deferred and credited as share units under this plan will not be available until after Ms. Gooden retires or otherwise leaves the Board, at which time she will receive a cash payment or payments based on the number of deferred share units in her account, valued at the average daily market price for the quarter immediately preceding payment.

All non-employee directors are reimbursed for reasonable travel expenses incurred in connection with their duties as directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)
/s/ THOMAS S. TIMKO
Date: February 5, 2015	By:	Thomas S. Timko Vice President, Controller and Chief Accounting Officer